EQT Reports Third Quarter 2010 Earnings; Third Consecutive Quarter of Over 30% Production Sales Growth

PITTSBURGH, Oct. 28 /PRNewswire-FirstCall/ -- EQT Corporation (NYSE: EQT) today announced third quarter 2010 earnings of $36.5 million, $33.6 million higher than the $2.9 million earned in the third quarter 2009 (quarter-over-quarter).  Operating cash flow was $137.4 million; 119% higher quarter-over-quarter.  Earnings per diluted share were $0.24 for the third quarter 2010, up from the $0.02 reported last year.

Highlights include:

  Sales of produced natural gas have increased 35% quarter-over-quarter;
  Unit lease operating expense excluding production taxes (LOE) decreased 31% quarter-over-quarter to $0.22 per Mcfe; an industry leading result;
  EQT completed its most prolific Marcellus well to date, with an average 30-day production rate of 22 MMcfd; and
  The 2010 sales of produced natural gas forecast increased to 134 Bcfe, a 3% increase over the midpoint of the previous guidance, representing a 34% increase over 2009.

EQT's third quarter 2010 operating income was $88.2 million, representing a $48.3 million increase quarter-over-quarter.  The company's net operating revenues, which exclude purchased gas cost, increased by $43.7 million to $248.5 million, as a result of higher sales volumes at EQT Production and higher rates and volumes at EQT Midstream.  Net operating expenses fell $4.5 million to $160.3 million, a decrease attributable to lower selling, general and administrative expense (SG&A), partially offset by higher depreciation, depletion and amortization expense (DD&A).  SG&A decreased as a result of long-term incentive compensation expense that was $24.7 million lower than the $28.2 million reported in the third quarter 2009.

Quarterly Results by Business

EQT Production

EQT Production achieved sales of produced natural gas of 34.0 Bcfe, representing a 35% increase over the third quarter 2009, and 6.5% sequential growth over the second quarter 2010, driven by horizontal drilling in the Marcellus and Huron / Berea shale plays.  Approximately 48% of EQT's sales of produced natural gas came from horizontal shale wells, up from 30% in the third quarter last year.  Daily production from Marcellus wells was 96 MMcfd at the end of the third quarter and is expected to exceed 140 MMcfd by year-end 2010.

Production operating income totaled $39.8 million, 26% higher quarter-over-quarter.  Operating revenues were $115.2 million, or 25% higher, as a result of increased sales of produced natural gas, partially offset by lower average wellhead sales prices.  The average wellhead sales price was $3.32 per Mcfe; 6.5% lower than the $3.55 realized a year ago as a result of lower hedge gains for the quarter, partially offset by higher NYMEX prices for unhedged natural gas sales.

Operating expenses rose $15.0 million to $75.4 million in the third quarter 2010.  Consistent with the company's growth, DD&A was $16.8 million higher and SG&A was $2.1 million higher.  Partially offsetting these increases was a $3.6 million decrease in exploration expense.  Per unit LOE was $0.22; 31% lower than last year, primarily as a result of production sales volume growth.

The company drilled 130 gross wells during the third quarter 2010.  Of these wells, 66 were horizontal wells; 17 targeting the Marcellus play with a typical length of pay of 4,000 feet; and 49 targeting the Huron / Berea play with a typical length of pay of 4,300 feet.  The company also drilled 44 vertical wells in its coalbed methane play.

Marcellus Well Results

On September 29, 2010, EQT announced results from two prolific Marcellus wells.  The first well, in Greene County, Pennsylvania, had an average 30-day production rate of 22 MMcfe per day, with an estimated ultimate recovery of 18 Bcfe.  The well had a total lateral length of 9,000 feet with 8,411 feet of stimulated pay and was completed using a 28-stage frac.  The second well, in Armstrong County, Pennsylvania, reported a 24-hour IP of 15 MMcfe from 4,060 feet of stimulated pay.

EQT Midstream

EQT Midstream earned $51.7 million of operating income; 36% higher than the third quarter 2009.  Net operating revenues were $109.1 million, representing a 25% increase.  Net gathering revenues increased by $11.3 million, or 26%, driven by a 22% increase in gathering volumes associated with EQT Production's drilling program and a 7% increase in average gathering fees.  Processing net revenues were $23.7 million, or 57% higher, as a result of a 28% increase in the average NGL sales price and a 25% increase in liquids volume, nearly all of which were produced from EQT Production's horizontal Huron / Berea wells.

Operating expenses increased $7.7 million quarter-over-quarter, to $57.4 million.  The increase is primarily attributable to a $5.2 million increase in operating and maintenance (O&M) costs, which includes a $2.6 million impairment for compressor decommissioning and a $1.6 million increase in property taxes.  Per unit gathering and compression expense decreased 5% quarter-over-quarter, as gathering volumes increased at a faster rate than operational costs.  DD&A increased $2.2 million as a result of increased investment in gathering, processing and transmission infrastructure.

During the third quarter, EQT Midstream completed the Ingram gathering project and added compression at the Jupiter Station in Greene County, Pennsylvania, providing EQT Production with 70 MMcfe per day of additional gathering capacity and bringing the total Pennsylvania gathering capacity to 120 MMcfe per day.

Distribution

Distribution's operating income totaled $0.6 million, $2.6 million lower than the third quarter 2009, mainly attributable to lower residential sales and off-system and energy services revenues and an increase in operating expenses.  The vast majority of Distribution's profits are earned from heating demand in the first and fourth quarters of each year.

Hedging

EQT recognized an $18.1 million net gain from its production hedges in the quarter.  There were no changes to the company's production hedge position in the quarter.  The company's total hedge position for the fourth quarter 2010 through 2012 production is:

	2010**	2011	2012
Swaps
Total Volume (Bcf)	6	19	–
Average Price per Mcf (NYMEX)*	$ 5.12	$ 5.10	$ –

Puts
Total Volume (Bcf)	1	3	–
Average Floor Price per Mcf (NYMEX)*	$ 7.35	$ 7.35	$ –

Collars
Total Volume (Bcf)	6	21	21
Average Floor Price per Mcf (NYMEX)*	$ 6.72	$ 6.53	$ 6.51
Average Cap Price per Mcf (NYMEX)*	$ 12.14	$ 11.91	$ 11.83

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf

**Fourth quarter

Natural Gas Liquids

Natural gas liquids (NGLs), excluding ethane, comprised approximately 10% of EQT Production's sales of produced natural gas in the third quarter.  EQT Midstream bought the NGLs from EQT Production at natural gas market prices and sold the NGLs at higher NGL market prices, capturing a higher margin to EQT Corporation.  EQT Corporation realized an average premium over the NYMEX natural gas price of $1.08 per Mcfe as a result of its liquids rich production; $0.49 per Mcfe is recognized as production revenue and $0.59 per Mcfe as processing net revenue at EQT Midstream.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas and NGLs.  EQT Production's average wellhead sales price for the three and nine months ended September 30, 2010 and 2009 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Average NYMEX price ($ / MMBtu)	$ 4.38	$ 3.39	$ 4.59	$ 3.93
Average Btu premium	0.42	0.37	0.43	0.37
Average NYMEX price ($ / Mcfe)	4.80	3.76	5.02	4.30
Average net liquids revenue	0.66	0.56	0.71	0.41
Average basis	0.05	-	0.14	0.07
Hedge impact	0.53	1.81	0.44	1.38
Average hedge adjusted price ($ / Mcfe)	6.04	6.13	6.31	6.16

Gathering, processing and transportation revenues to EQT Midstream ($ / Mcfe)	$ (1.72)	$ (1.68)	$ (1.72)	$ (1.69)
Average net liquids revenues to EQT Midstream ($ / Mcfe)	(0.59)	(0.50)	(0.65)	(0.37)
Third party gathering, processing and transportation ($ / Mcfe)	(0.41)	(0.40)	(0.41)	(0.34)
Total revenue deductions ($ / Mcfe)	(2.72)	(2.58)	(2.78)	(2.40)
Average wellhead sales price to EQT Production ($ / Mcfe)	$ 3.32	$ 3.55	$ 3.53	$3.76

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	2.31	2.18	2.37	2.06
Revenues to EQT Production	$ 3.32	$ 3.55	$ 3.53	3.76
Average wellhead sales price to EQT Corporation	$ 5.63	$ 5.73	$ 5.90	$ 5.82

Unit Costs

EQT's unit costs to produce, gather, process and transport EQT's produced natural gas and NGLs, excluding the compressor decommissioning charge recognized this quarter, continue to improve as higher volumes outpaced the increase in operating costs.  The unit costs were:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Production segment costs: ($ / Mcfe)
LOE	$ 0.22	$ 0.32	$ 0.24	$ 0.28
Production taxes	0.21	0.26	0.23	0.30
SG&A	0.35	0.39	0.42	0.38
	0.78	0.97	0.89	0.96
Midstream segment costs: ($ / Mcfe)
Gathering, processing and transmission	0.54	0.56	0.53	0.55
SG&A	0.17	0.18	0.18	0.18
	0.71	0.74	0.71	0.73
Total	$ 1.49	$ 1.71	$ 1.60	$ 1.69

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company's financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Operating income (thousands):
EQT Production	$ 39,827	$ 31,522	$ 122,097	$ 109,587
EQT Midstream	51,682	37,878	177,963	119,660
Distribution	644	3,230	52,353	56,435
Unallocated expenses	(3,971)	(32,698)	(16,589)	(42,100)
Operating income	$ 88,182	$ 39,932	$ 335,824	$ 243,582

Unallocated expenses are primarily due to certain incentive compensation and administrative costs in excess of budget that are not allocated to the operating segments.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company's statements of consolidated income and on EQT Midstream's operational and financial report is the earnings from the company's ownership interest in Appalachian Natural Gas Trust.  Other segment financial measures identified in this press release are reconciled to the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) below and on the attached operational and financial reports.

Non-GAAP Reconciliations

Operating Cash Flows

Operating cash flow is presented as an accepted indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statements of condensed consolidated cash flows to be included in the company's Form 10-Q for the nine months ended September 30, 2010 and 2009.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2010	2009	2010	2009
Net Income:	$ 36,522	$ 2,909	$ 154,587	$ 101,547
Add back (deduct):
Deferred income taxes	32,774	11,921	99,205	94,799
Depreciation, depletion, and amortization	68,548	49,706	195,644	140,483
Other items, net	(412)	(1,909)	5,383	(3,383)
Operating cash flow:	$ 137,432	$ 62,627	$ 454,819	$ 333,446
Add back (deduct):
Changes in operating assets and liabilities	7,036	21,913	166,228	219,539
Net cash provided by operating activities	$ 144,468	$ 84,540	$ 621,047	$ 552,985

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses.  Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no income impact, is typically excluded by management in such analyses.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2010	2009	2010	2009
Net operating revenues	$ 248,497	$ 204,784	$ 812,721	$ 668,629
Plus: purchased gas cost	8,838	13,573	138,769	257,171
Operating revenues	$ 257,335	$ 218,357	$ 951,490	$ 925,800

Net operating expenses	$ 160,315	$ 164,852	$ 476,897	$ 425,047
Plus: purchased gas cost	8,838	13,573	138,769	257,171
Operating expenses	$ 169,153	$ 178,425	$ 615,666	682,218

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company's web site which is available at http://ir.eqt.com, and will be available for seven days.

From time to time, EQT management speaks to investors.  Slides for these discussions will be available online via EQT's web site.  The slides may be updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations.  We use certain terms, such as "EUR" (estimated ultimate recovery), that the SEC's guidelines prohibit us from including in filings with the SEC.  This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

Total sales volumes per day (or daily production) is an operational estimate of the daily sales volume on a typical day (excluding curtailments).

Unit development costs (or unit costs) are calculated as the direct costs to drill a well (or costs per well) divided by the gross expected EUR of the well.  Direct well costs do not include capitalized overhead.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release and/or made during the third-quarter earnings conference call contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company's drilling and infrastructure programs (including the Equitrans expansion project) and technology, transactions, including asset sales and/or joint ventures involving the company's assets, the timing of construction of public-access natural gas refueling stations, production and sales volumes, revenue projections, reserves, EUR, internal rates of return (IRR), the expected ATAX returns per well, midstream costs, F&D costs, operating costs, well costs, the expected decline curve, the expected feet of pay, capital expenditures, financing requirements and availability, projected operating cash flows, hedging strategy, the effects of government regulation and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company's control.  The risks and uncertainties that may affect the operations, performance and results of the company's business and forward-looking statements include, but are not limited to, those set forth under Item 1A, "Risk Factors" of the company's Form 10-K for the year ended December 31, 2009, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company's web site, http://www.eqt.com.  Investor information is available on EQT's web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating revenues	$ 257,335	$ 218,357	$ 951,490	$ 925,800

Operating expenses:
Purchased gas costs	8,838	13,573	138,769	257,171
Operation and maintenance	41,232	35,149	113,094	102,148
Production	15,261	15,565	46,844	44,927
Exploration	941	4,526	3,354	12,252
Selling, general and administrative	34,333	59,906	117,961	125,237
Depreciation, depletion and amortization	68,548	49,706	195,644	140,483
Total operating expenses	169,153	178,425	615,666	682,218

Operating income	88,182	39,932	335,824	243,582

Other income	278	511	958	1,799
Equity in earnings of nonconsolidated investments	2,646	1,950	7,593	4,682
Interest expense	33,861	32,393	102,075	78,096
Income before income taxes	57,245	10,000	242,300	171,967
Income taxes	20,723	7,091	87,713	70,420
Net income	$ 36,522	$ 2,909	$ 154,587	$ 101,547

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,133	130,850	143,048	130,806
Net income	$ 0.24	$ 0.02	$ 1.08	$ 0.78

Diluted:
Weighted average common shares outstanding	149,775	131,505	143,806	131,450
Net income	$ 0.24	$ 0.02	$ 1.07	$ 0.77

(A)  Due to the seasonal nature of the Company's natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three and nine month periods are not indicative of results for a full year.

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	35,334	26,722	99,520	76,705
Company usage, line loss (MMcfe)	(1,346)	(1,566)	(3,617)	(4,207)
Total sales volumes (MMcfe)	33,988	25,156	95,903	72,498

Average (well-head) sales price ($/Mcfe)	$ 3.32	$ 3.55	$ 3.53	$ 3.76

Sales of Produced Natural Gas detail (MMcfe)
Horizontal Huron / Berea Play	9,953	6,938	28,075	18,710
Horizontal Marcellus Play	6,372	531	15,134	1,283
CBM Play	3,513	3,172	10,007	9,188
Other (vertical non-CBM)	14,150	14,515	42,687	43,317
Total sales of produced natural gas	33,988	25,156	95,903	72,498

Lease operating expenses, excluding production taxes ($/Mcfe)	$ 0.22	$ 0.32	$ 0.24	$ 0.28
Production taxes ($/Mcfe)	$ 0.21	$ 0.26	$ 0.23	$ 0.30
Production depletion ($/Mcfe)	$ 1.26	$ 1.04	$ 1.26	$ 1.03

Production depletion	$ 44,609	$ 27,734	$ 125,113	$ 79,165
Other depreciation, depletion and amortization	2,049	2,122	5,923	4,559
Total depreciation, depletion and amortization	$ 46,658	$ 29,856	$ 131,036	$ 83,724

Capital expenditures (thousands)	$ 267,154	$ 144,497	$ 929,225	$ 446,813

FINANCIAL DATA (Thousands)

Total operating revenues	$ 115,218	$ 91,922	$ 345,163	$ 279,570

Operating expenses:
Lease operating expense excluding production taxes	7,856	8,633	24,056	21,845
Production taxes	7,405	6,932	22,788	23,082
Exploration expense	941	4,527	3,354	12,252
Selling, general and administrative	12,531	10,452	41,832	29,080
Depreciation, depletion and amortization	46,658	29,856	131,036	83,724
Total operating expenses	75,391	60,400	223,066	169,983

Operating income	$ 39,827	$ 31,522	$ 122,097	$ 109,587

(a)  Average (well-head) sales price is calculated as market price adjusted for hedging activities. In addition, EQT Production allocates some revenues to EQT Midstream for gathering, processing and transportation of the produced gas and NGLs. EQT Midstream revenues totaled $2.31 and $2.18 per Mcfe for the three months ended September 30, 2010 and 2009, respectively; and $2.37 and $2.06 per Mcfe for the nine months ended September 30, 2010 and 2009, respectively. Average (well-head) sales price totaled $5.63 and $5.73 per Mcfe for the three months ended September 30, 2010 and 2009, respectively; and $5.90 and $5.82 per Mcfe for the nine months ended September 2010 and 2009, respectively.

(b)   Capital expenditures for the nine month period ended September 30, 2010 and 2009 include $310.9 million and $5.2 million, respectively, for undeveloped property acquisitions, primarily within the Marcellus shale play. This amount includes $230.7 million of undeveloped property, which was acquired with EQT stock in the second quarter of 2010.

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

OPERATIONAL DATA

Gathered volumes (BBtu)	49,990	40,849	142,074	118,918
Average gathering fee ($/MMBtu)	$ 1.12	$ 1.05	$ 1.10	$ 1.04
Gathering and compression expense ($/MMBtu)	$ 0.40	$ 0.42	$ 0.38	$ 0.41
NGLs Sold (Mgal) (a)	37,348	29,948	107,077	89,836
Average NGL sales price ($/gal)	$ 1.00	$ 0.78	$ 1.07	$ 0.69
Transmission pipeline throughput (BBtu)	27,138	21,471	76,196	61,003

Net operating revenues (thousands):
Gathering	$ 54,014	$ 42,725	$ 153,777	$ 122,178
Processing	23,699	15,076	72,040	31,823
Transmission	19,497	18,006	59,057	55,551
Storage, marketing and other	11,849	11,737	52,402	51,758
Total net operating revenues	$ 109,059	$ 87,544	$ 337,276	$ 261,310

Capital expenditures (thousands)	$ 59,499	$ 39,817	$ 138,479	$ 155,334

FINANCIAL DATA (Thousands)

Total operating revenues	$ 175,227	$ 124,065	$ 528,766	$ 366,939
Purchased gas costs	66,168	36,521	191,490	105,629
Total net operating revenues	109,059	87,544	337,276	261,310

Operating expenses:
Operating and maintenance	$ 30,140	$ 24,957	$ 79,694	$ 70,597
Selling, general and administrative	11,532	11,232	33,379	32,551
Depreciation and amortization	15,705	13,477	46,240	38,502
Total operating expenses	57,377	49,666	159,313	141,650

Operating income	$ 51,682	$ 37,878	$ 177,963	$ 119,660

Other income	$ 193	$ 342	$ 452	$ 1,247
Equity in earnings of nonconsolidated investments	$ 2,607	$ 1,946	$ 7,472	$ 4,608

(a)  NGLs sold includes NGLs recovered at the Company’s processing plant and transported to a fractionation plant owned by a third-party for separation into commercial components, net of volumes retained, as well as equivalent volumes sold at liquid component prices under the Company’s contractual processing arrangements with third parties.

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

OPERATIONAL DATA

Heating degree days (30-yr average: QTR - 124; YTD - 3,759)	73	81	3,350	3,521

Residential sales and transportation volume (MMcf)	1,131	1,282	15,234	15,915
Commercial and industrial volume (MMcf)	3,990	5,178	20,820	21,813
Total throughput (MMcf) - Distribution	5,121	6,460	36,054	37,728

Net operating revenues (thousands):
Residential	$ 13,642	$ 14,044	$ 80,605	$ 77,039
Commercial & industrial	6,374	6,353	33,862	34,170
Off-system and energy services	4,206	4,921	15,816	16,854
Total net operating revenues	$ 24,222	$ 25,318	$ 130,283	$ 128,063

Capital expenditures (thousands)	$ 9,382	$ 9,844	$ 21,107	$ 25,337

FINANCIAL DATA (Thousands)

Total operating revenues	$ 53,208	$ 54,599	$ 338,812	$ 425,865
Purchased gas costs	28,986	29,281	208,529	297,802
Net operating revenues	24,222	25,318	130,283	128,063

Operating expenses:
Operating and maintenance	11,027	10,158	32,607	30,588
Selling, general and administrative	6,494	6,405	27,256	24,591
Depreciation and amortization	6,057	5,525	18,067	16,449
Total operating expenses	23,578	22,088	77,930	71,628

Operating income	$ 644	$ 3,230	$ 52,353	$ 56,435

Analysts:	Patrick Kane
Chief Investor Relations Officer
412.553.7833
pkane@eqt.com

Media:	Karla Olsen
Public Relations Manager
412.553.5726
kolsen@eqt.com

CONTACT:  Analysts, Patrick Kane, Chief Investor Relations Officer, +1-412-553-7833, pkane@eqt.com; Media, Karla Olsen, Public Relations Manager, +1-412-553-5726,  kolsen@eqt.com